May 31, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:    360 Global Wine Company

         Commission File Number: 000-50092

We have read the statements that we understand 360 Global Wine Company will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.   We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/  Lopez, Blevins, Bork & Associates, L.L.P

Lopez, Blevins, Bork & Associates, L.L.P